Günther Förg

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A Massive Offering From Förg's Most Valuable Series!



32% Appreciation of Similar Works[1]

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His Most In Demand Style

Förg's Spot Paintings, 7 of 10 of which are his top auction records, are his **most valuable series of work**, as proven by their outperformance of his other paintings based on data from 2015-2023.[2]


Spot Paintings vs. All Förg Paintings
$0.8M
$0.6M
$0.4M
$0.2M
2015
2016
2017
2018
2019
2020
2021
2022
2023
Spot Paintings
All Förg Paintings

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High Similar Sales Appreciation

Sales of similar works have appreciated at an annualized rate of **32.0%** since 2010.[1]


$1.4M
$1.1M
$0.7M
$0.4M
2010
2012
2014
2016
2018
2020
2022

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Important Disclosures

More information on the Offering Circular can be found at sec.gov

This communication is brought to you by Masterworks Administrative Services. The content is not intended to provide legal, tax, or investment advice.

1. The chart above capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Günther Förg with the following criteria: Spot Paintings over 70 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 32.0% CAGR implied from selected sales occurring from October 4, 2010 to September 30, 2022.

2. The chart and the associated statement, "Förg's Spot Paintings, 7 of 10 of which are his top auction records, are his most valuable series of work, as proven by their outperformance of his other paintings based on data from 2015-2023," is based on publicly available data on Artprice.com as analyzed by Masterworks' internal research team.